Exhibit 99.1
FIRST UNITED CORPORATION ANNOUNCES THIRD
QUARTER EARNINGS

OAKLAND, MARYLAND—November 6, 2006: First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces net income for the quarter ended September 30, 2006 of $3.3 million ($.53 earnings per share) compared to $3.0 million ($.50 earnings per share) for the third quarter of 2005.

For the nine-month period ended September 30, 2006, the Corporation’s annualized return on average assets and average shareholders’ equity were .93% and 12.79%, respectively, compared to .84% and 11.97%, respectively, for the same period in 2005. Net income for the first nine months of 2006 was $9.1million ($1.49 earnings per share), compared to $7.9 million ($1.30 earnings per share) for the first nine months of 2005.

Total assets were $1.32 billion at September 30, 2006, an increase of $10 million (.8%) since December 31, 2005. During this time period, gross loans decreased $4 million and cash and interest bearing deposits in banks declined $5.6 million. These decreases were offset by increases of approximately $15 million in our investment portfolio, $.6 million in our bank owned life insurance and $2.3 million in accrued interest and other assets. Total liabilities increased by approximately $4 million during the first nine months of 2006, reflecting declines in total deposits of $7 million and short-term borrowings of $14 million and an increase in long-term borrowings of $25 million. The increase in long-term borrowings reflects management’s decision to extend the maturities of its borrowed funds and reduce its use of short-term borrowings.

Loans were $957.4 million at September 30, 2006 compared to $961.0 million at December 31, 2005, a decrease of $3.6 million (.4%). Continued growth in residential mortgage and construction loans ($10.2 million) was offset by a decline in the installment portfolio ($9.8 million) and a decline in our commercial loan portfolio ($4 million). The decrease in installment loans resulted from our intention to de-emphasize this type of very rate-competitive lending in our major markets.  Although commercial loan production has remained consistent with prior years, our commercial loan portfolio decreased due to payback on development loans. This payback negated any growth in the commercial portfolio realized thus far in 2006. At September 30, 2006, approximately 82% of the commercial loan portfolio was collateralized by real estate.

Deposits were $948.5 million at September 30, 2006, compared to $955.9 million at December 31, 2005, a decrease of $7.4 million. The composition of deposits changed, showing a reduction in demand deposit and savings balances offset by an increase in retail and brokered certificates of deposit.

Comparing September 30, 2006 to December 31, 2005, shareholders’ equity increased 7.3%, from $92.0 million to $98.8 million, resulting in a slight increase in book value per share from $15.04 at December 31, 2005 to $16.10 at September 30, 2006. At September 30, 2006, there were 6,135,594 issued and outstanding shares of the Corporation’s common stock.

Net- Interest Income

Net interest income increased $.7 million during the first nine months of 2006 when compared to the same period in 2005, due to an $8.0 million (15.7%) increase in interest income offset by a $7.3 million (35%) increase in interest expense. The increase in interest income resulted from an increase in average interest-earning assets of $24.4 million (2.1%) during the first nine months of 2006 when compared to the first nine months of 2005. This increase is attributable to the growth that we experienced in both our loan portfolio and our investment portfolio late in 2005 and the first half of 2006. Emphasis on adjustable rate loan products and the rising interest rate environment contributed to the increase in the average rate earned on our average earning assets of 85 basis points, from 5.91% for the first nine months of 2005 to 6.76% for the first nine months of 2006 (on a fully tax equivalent basis). Interest expense increased during the first nine months of 2006 when compared to the same period of 2005 due to the higher interest rate environment, and an overall increase in average interest-bearing liabilities of $26.7 million. Deposits have increased in 2006 by approximately $29 million due to an increase in brokered certificates of deposit and a successful retail promotion of our nine-month certificate of deposit. The combined effect of the increasing rate environment and the volume increases in our average interest-bearing liabilities, resulted in an 83 basis point increase in the average rate paid on our average interest-bearing liabilities from 2.63% for the nine months ended September 30, 2005 to 3.46% for the same period of 2006. The net result of the aforementioned factors was a 7 basis point increase in the net interest margin during the first nine months of 2006 to 3.57% from 3.50% when compared to the same time period of 2005.

Asset Quality

Our asset quality remains sound. The ratio of non-performing and 90 days past-due loans to total loans at September 30, 2006 was .43%, compared to .35% at December 31, 2005 and .50% at September 30, 2005. The ratio of non-performing and 90 days past-due loans to total assets at September 30, 2006 was .31%, compared to .26% at December 31, 2005 and .37% at September 30, 2005.

The provision for loan losses was $.6 million for the first nine months of 2006, as compared to $1.3 million for the same period of 2005. The difference is due primarily to reductions in specific allocations, a decline in net loan charge offs and slower loan growth during the period. As a result of the evaluation of the loan portfolio, the allowance for loan losses decreased slightly to $6.3 million at September 30, 2006, compared to $6.4 million at December 31, 2005. Management believes that the allowance at September 30, 2006 is adequate to provide for probable losses in our loan portfolio.

Non-Interest Income and Non-Interest Expense

Other operating income increased during the first nine months of 2006 when compared to the same periods of 2005. This increase was primarily attributable to continued increases in service charge income and trust department earnings in 2006. There were no losses from sales in the investment portfolio in the first nine months of 2006 compared to the $.1 million loss during the first nine months of 2005. Service charge income improved due to increased overdraft fees and increased account analysis fees from new merchant accounts. Other operating income in the third quarter of 2006 was consistent with the amount reported for the same period of 2005.

Other operating expenses increased 5% for the first nine months of 2006 and declined 3% for the third quarter of 2006 when compared to the same time periods of 2005. The increases are due to increased personnel costs (reflecting increased employee incentives, annual merit increases and staffing increases that took place in the latter months of 2005).

ABOUT FIRST UNITED CORPORATION

First United Corporation offers full-service banking products and services through its trust company subsidiary, First United Bank & Trust, and consumer finance products through its consumer finance subsidiaries, OakFirst Loan Center, Inc. and OakFirst Loan Center, LLC. The Corporation also offers a full range of insurance products and services to customers in its market areas through First United Insurance Group, LLC. These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Berkeley, and Monongalia Counties in West Virginia. The Corporation’s website is www.mybankfirstunited.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	unaudited				unaudited
	30-Sep	30-Sep	30-Jun	31-Mar	30-Sep	30-Sep
	2006	2005	2006	2006	2006	2005
EARNINGS SUMMARY
Interest income	$20,560	$18,099	$19,539	$18,977	$59,076	$51,075
Interest expense	$10,380	$7,710	$9,225	$8,840	$28,445	$21,104
Net interest income	$10,180	$10,389	$10,314	$10,137	$30,631	$29,971
Provision for loan and lease losses	$499	$356	$157	$(77)	$579	$1,272
Noninterest income	$3,510	$3,489	$3,304	$3,516	$10,330	$9,450
Noninterest expense	$8,538	$8,787	$8,936	$9,518	$26,992	$25,775
Income taxes	$1,388	$1,691	$1,481	$1,407	$4,276	$4,440
Net income	$3,265	$3,044	$3,044	$2,805	$9,114	$7,934
Cash dividends paid	$1,166	$1,122	$1,164	$1,163	$3,493	$3,382

	Three Months Ended
	unaudited
	30-Sep	30-Sep	30-Jun	31-Mar
	2006	2005	2006	2006
PER COMMON SHARE
Earnings per share
Basic/Diluted	$0.53	$0.50	$0.50	$0.46
Book value	$16.10	$14.83	$15.34	$15.25
Closing market value	$21.25	$19.90	$20.65	$22.83

Common shares outstanding at period end	6,135,594	6,112,067	6,129,412	6,123,681

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.93%	0.84%	0.90%	0.87%
Return on average shareholders' equity	12.79%	11.97%	12.54%	12.12%
Net interest margin	3.57%	3.50%	3.59%	3.57%
Efficiency ratio	64.04%	64.49%	65.80%	67.93%

PERIOD END BALANCES	30-Sep	31-Dec	30-Sep
	2006	2005	2005

Assets	$1,321,462	$1,310,991	$1,299,752
Earning assets	$1,207,550	$1,197,691	$1,192,604
Gross loans	$957,391	$960,961	$986,217
Consumer Real Estate	$373,284	$363,005	$388,387
Commercial	$400,699	$404,681	$400,036
Consumer	$183,408	$193,275	$197,794
Investment securities	$245,297	$230,095	$201,817
Total deposits	$948,543	$955,854	$927,766
Noninterest bearing	$113,714	$114,523	$114,223
Interest bearing	$834,829	$841,331	$813,543
Shareholders' equity	$98,757	$92,039	$90,464

CAPITAL RATIOS	30-Sep	31-Dec	30-Sep
	2006	2005	2005
Period end capital to risk-weighted assets:
Tier 1	11.92%	11.47%	11.01%
Total	13.07%	12.66%	12.28%

ASSET QUALITY
Net charge-offs for the quarter	$359	$682	$392
Nonperforming assets: (Period End)
Nonaccrual loans	$1,714	$2,393	$3,805
Restructured loans	$525	$532	$535
Loans 90 days past due and accruing	$2,421	$989	$1,051
Other real estate owned	$86	$133	$199
Total nonperforming assets and past due loans	$13,325	$11,620	$11,798
Allowance for credit losses to gross loans, at period end	0.66%	0.67%	0.74%
Nonperforming and 90 day past-due loans to total loans, at period end	0.43%	0.35%	0.50%
Nonperforming loans and 90 day past-due loans to total assets, at period end	0.31%	0.26%	0.37%